Exhibit 10.2

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. OMISSIONS ARE DESIGNATED [***].

Execution Copy

SECOND AMENDMENT TO THE COLLABORATION AND LICENSE AGREEMENT

This Second Amendment to the Collaboration and License Agreement (the

“Second Amendment”) is entered into as of June 27, 2025 (the “Second Amendment Effective Date”), by and between Verrica Pharmaceuticals Inc., a company incorporated under the laws of Delaware and having an address at 44 West Gay Street, Suite 400, West Chester, Pennsylvania, USA 19380 (“Verrica”) and Torii Pharmaceutical Co., Ltd., a company incorporated under the laws of Japan and having its principal place of business at 4-1 Nihonbashi-Honcho 3-chome, Chuo- ku, Tokyo 103-8439, Japan (“Licensee”). Verrica and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

Whereas, Verrica and Licensee are each a party to that certain Collaboration and License Agreement, dated as of March 17, 2021, as previously amended by that certain First Amendment to Collaboration and License Agreement dated as of May 14, 2024 (collectively, the “Original Agreement”);

Whereas, the Parties have agreed to make certain changes to the Original Agreement to adjust the cost sharing mechanism for the CW Study, to provide Licensee with the right to manufacture the Product for commercialization in the Territory, and to adjust certain milestone payments, transfer price mechanics and royalty payments as set forth in greater detail herein; and

Whereas, the Parties now wish to amend the Original Agreement in accordance with Section 15.3 thereof to reflect these changes.

AGREEMENT

Now, Therefore, in consideration of the foregoing and of the mutual covenants herein contained, the Parties hereby agree to amend the terms of the Original Agreement as provided below.

1.
Definitions. Any capitalized term used but not defined in this Second Amendment shall have the meaning given to such term in the Original Agreement.
2.
Amendment to the Agreement.

2.1 The definition of “Second Amendment Effective Date” as set forth in this Second Amendment is hereby incorporated by reference into the Original Agreement.

2.2 Article 1 of the Original Agreement is hereby amended by adding the following definitions in appropriate alphabetical order:

“Cosmetic Variance Product” has the meaning provided in Section 7.2.

“Creditable Cosmetic Variance Product” has the meaning provided in Section 7.2.

“First CW Milestone” has the meaning provided in Section 8.2.

“Licensee Responsible Portion” has the meaning provided in Section 4.10(c)(y).

“Manufacturing Technology Transfer” has the meaning provided in Section 7.9.

“Royalty Product” has the meaning provided in Section 8.5(a).

“Royalty Report” has the meaning provided in Section 8.5(b).

2.3.
Sections 1.132, 1.133 and 1.141 of the Original Agreement are hereby deleted in their entireties.
2.4.
Section 1.151 of the Original Agreement is hereby amended and restated by replacing such Section with the following:

“Transfer Price” has the meaning provided in Section 8.4.”

2.5.
Section 2.2 of the Original Agreement is hereby amended and restated by replacing such article with the following:

“2.2 Effectiveness of Manufacturing License. The Manufacturing License shall become effective on the Second Amendment Effective Date.”

2.6.
Section 2.4(a) is hereby amended and restated by replacing such article with the following:

“(a) Promptly after the Effective Date, Verrica shall make available to Licensee all copies of Verrica Know-How existing as of the Effective Date, including non-clinical study data, Clinical Trial data and any other study data, related to or reasonably useful in the development of Product in the Field in the Territory that Verrica has filed with the FDA on or before the Effective Date in a form and format in Verrica’s possession (i.e., compliant with the CDISC or SaaS data set or SaaS export file, at Verrica’s discretion). On an ongoing basis during the Term pursuant to a transfer plan agreed to by the Parties, Verrica shall make available to Licensee any and all copies of Verrica Know-How, to the extent not previously provided to Licensee under this Section 2.4(a), that is necessary or reasonably useful for Licensee (i) to practice the License and (ii) to exercise Licensee’s rights and perform Licensee’s obligations under this Agreement. Without limiting the generality of the foregoing, Verrica shall provide to Licensee true and complete copies of all written, graphic or electronic embodiments of Data generated by or on behalf of, or otherwise Controlled by, Verrica or any of its Affiliates, including all draft and final reports of any material preclinical study or Clinical Trial of Compound or Product, and all pharmacology, toxicology, pharmacokinetic and other data with respect to Compound or Product, and Licensee may use the Data contained in such reports solely within the scope of the License.”

2.7.
Sections 4.10(b) to (e) of the Original Agreement are hereby amended and restated by replacing such article with the following:

“(b) “CW Study Costs” means all external fees, costs, and expenses incurred by either Party in the performance of and in accordance with the CW Study Plan including the tests that may be required by an applicable Regulatory Authority, provided that the CW Study Costs shall not exceed [***] percent [***] of [***] Dollars [***] (i.e., [***] Dollars [***]. For clarity, CW Study Costs shall not include (i) either Party’s internal costs (including but not limited to, costs related to consultation with and application for approval of a Regulatory Authority, and outside advisor’s consultation fees), and or (ii) any consultation fees to be paid to any Regulatory Authority.

(c) Subject to the Parties receiving the applicable approvals from Regulatory Authorities necessary to initiate the CW Study, Verrica and Licensee shall be equally responsible for the CW Study Costs, provided that

(x) Licensee shall pay one hundred percent (100%) of the budgeted CW Study Costs up to forty million Dollars ($40,000,000) when due and then Verrica shall repay Licensee fifty percent (50%) of the CW Study Costs paid by Licensee (such amount, the “Verrica Responsible Portion”) in accordance with clauses (d), (e), and (f) below; and

(y) to the extent the CW Study Costs exceed forty million Dollars ($40,000,000), Verrica shall pay one hundred percent (100%) of the CW Study Costs up to [***] Dollars [***] when due and then Licensee shall repay Verrica fifty percent (50%) of the CW Study Costs paid by Verrica (such amount, the “Licensee Responsible Portion”) in accordance with clauses (d), (e), and (f) below, provided that Licensee may offset any Verrica Responsible Portion that has not been repaid against Licensee Responsible Portion in accordance with Section 4.10(e)(iv) below; provided further that, if there is insufficient Verrica Responsible Portion that has not been repaid to fully offset Licensee Responsible Portion within sixty (60) months after the date on which Licensee made its first payment of CW Study Costs, then Licensee shall repay the remaining Licensee Responsible Portion within [***] days after receipt of invoice for such payment from Verrica.

Each Party shall pay all invoiced CW Study Costs that such Party is responsible for paying under clause (x) or (y) above (as applicable) directly to the applicable Third Party in accordance with the payment methods and conditions that are separately provided in an agreement to be entered by and among Verrica, Licensee and a Third Party CRO, provided that Verrica (a) will use reasonable best efforts to minimize the number of Third Party invoices and (b) within [***] days after the end of each Calendar Quarter, will provide to Licensee a summary report of the Verrica Responsible Portion of the CW Study Costs incurred by Licensee in the preceding Calendar Quarter until the Verrica Responsible Portion as well as the accrued interest has been fully repaid by Verrica to Licensee. Such summary report shall include (i) the amount of the Verrica Responsible Portion paid by Licensee and the payment date, (ii) accrued interest, (iii) the amount of the Verrica Responsible Portion that has already been offset pursuant to Section 4.10(e), if any, and (iv) the total amount of the outstanding Verrica Responsible Portion, including the accrued interest Verrica owes to Licensee as of the end of such Calendar Quarter. With respect to the Third Party CRO agreement referenced in this Section 4.10(c), notwithstanding the above, the Parties will strive to act by consensus regarding the terms, conditions and/or provisions of such Third Party CRO agreement. However, in the event that the Parties cannot unanimously agree to any such term, condition and/or provision other than those related to payment, Verrica’s Chief Executive Officer will have all final decision-making authority with respect to any such term, condition and/or provision; provided that, in the exercise of his or her final decision-making authority, Verrica’s Chief Executive Officer will give good faith consideration to, and take into account, Licensee’s position on any such term, condition and/or provision.

(d) The Verrica Responsible Portion shall accrue interest at a per annum rate that is the higher of (i) the one-month SOFR plus two (2) percentage points or (ii) six percent (6%). Such interest shall accrue during the period from the date that Licensee pays the first invoice related to the applicable CW Study Costs until the date that Licensee has received, in full, the Verrica Responsible Portion of the CW Study Costs.

(e) Licensee shall have the right to recoup its payment for the Verrica Responsible Portion plus applicable interest or any other amounts payable by Verrica to Torii under this Agreement or otherwise by offsetting such amount against the following payments owed by Licensee to

Verrica:

(i)
the development milestone payment of [***] Dollars [***] for the [***] (for clarity, Licensee may not offset Verrica Responsible Portion against any other development milestone payment);
(ii)
with respect to any Product manufactured entirely by Verrica or its CMO, any Transfer Price payments pursuant to Section 8.4, provided that in no case shall the offset by Licensee reduce the Transfer Price payments to less than [***] Dollars [***] per assembled Product excluding the Breaking Tool); and
(iii)
any Royalty Payment pursuant to Section 8.5; and
(iv)
any Licensee Responsible Portion that has not been repaid.

Until all of the Verrica Responsible Portion plus applicable interest have been recouped or paid, within [***] days after the end of each calendar month, Verrica shall provide Licensee with a report of monthly profit and loss statement, the status of cash and cash equivalents, and the simple number of Applicators dispensed.”

2.8.
Sections 7.1 through 7.4 of the Original Agreement are hereby amended and restated by replacing such sections with the following:

“7.1 General. Subject to the terms and conditions of this Agreement (including Section 2.2) and the applicable Supply Agreement, until the completion of the Manufacturing Technology Transfer, Verrica shall sell and supply, or cause to be supplied, to Licensee, and Licensee shall purchase from Verrica all of Licensee’s, its Affiliates’ and its and their Sublicensees reasonably requested amounts of Product or components thereof (including the Proprietary Applicator/Breaking Tool Components) for (i) Clinical Trials and other non-clinical development and registration activities in the Field in the Territory, as described in additional detail in Section 7.2, and (ii) commercial distribution in the Field in the Territory, as described in additional detail in Sections 7.2 and 7.3. Verrica shall supply Licensee with Product or components thereof in (1) the form/dosage/formulation(s) that have been developed as of the Effective Date and that are available from Verrica's CMO as of the Effective Date; or (2) any form/dosage/formulation that, at the time of supply, is being used outside of the Territory by or on behalf of Verrica and that is available for supply by Verrica to Licensee (whether directly or through a CMO) for use in the Field in the Territory, or (3) any form/dosage/formulation agreed by Verrica and Licensee in accordance with Sections 4.6 and 7.5, in each case, as is set forth in the Clinical Supply Agreement or Commercial Supply Agreement, as applicable. Licensee is responsible, at Licensee’s sole cost and expense, for (x) any cartoning, packaging and labeling of the Products in accordance with the Applicable Laws in the Territory and (y) the distribution of Products in the Field in the Territory.

7.2.
Supply Agreements. Verrica shall manufacture and supply, or have manufactured and have supplied, Product or components thereof (including the Proprietary Applicator/Breaking Tool Components) to Licensee for use in Clinical Trials and other development and registration activities with respect to Product in the Field in the Territory before the completion of Manufacturing Technology Transfer, in accordance with (a) Applicable Law, (b) any requirements by the applicable Regulatory Authority for the Product in the Territory that are set forth in the Clinical Supply Agreement and/or the corresponding quality agreement, and (c) a written clinical supply agreement to be negotiated in good faith and entered into by the Parties as soon as practicable following the Effective Date and in accordance with the principles and terms set forth in Exhibit 7.2 (the “Clinical Supply Agreement”). The Parties acknowledge and agree that the Parties entered into the Clinical

Supply Agreement on March 7, 2022. Verrica shall manufacture and supply, or have manufactured and have supplied, Product or components thereof (including the Proprietary Applicator/Breaking Tool Components) to Licensee for commercial distribution in the Field in the Territory before the completion of Manufacturing Technology Transfer, in accordance with (i) Applicable Law, (ii) any requirements by the applicable Regulatory Authority for the Product in the Territory that are set forth in the Commercial Supply Agreement and/or the corresponding quality agreement, and (iii) a written commercial supply agreement to be negotiated in good faith and entered into by the Parties not later than the anticipated first MAA filing for the Product in the Field in the Territory and in accordance with the principles and terms set forth in Exhibit 7.2 (the “Commercial Supply Agreement”).

The Parties shall also agree on written quality agreements to be negotiated in good faith simultaneously with the Clinical Supply Agreement and Commercial Supply Agreement. The Supply Agreements will contain other normal and customary terms and conditions for such supply agreement and will be consistent with, and will be designed to permit Verrica to comply with its obligations under, Verrica’s corresponding supply agreements with its CMOs of Compound and Product, and shall not impose on Verrica obligations with respect to Product manufactured by any such CMO that are in excess of such CMO’s obligations to Verrica with respect to Product as of the Effective Date unless otherwise agreed between the Parties; provided, however, that to the extent that the terms of any agreement between Verrica and any CMO engaged by Verrica to manufacture the Compound or Product for clinical or commercial use in the Field in the Territory (a “CMO Agreement”) are insufficient to (1) permit the supply of the Product in the Field in the Territory in accordance with Applicable Law or (2) comply with any requirements by the applicable Regulatory Authority for the Product in the Territory that are set forth in the Supply Agreement and/or the corresponding quality agreement applicable to clinical or commercial use, then Verrica shall use Commercially Reasonable Efforts to amend such CMO Agreement as necessary to reasonably address such insufficiencies. As may be further set forth in the Commercial Supply Agreement, if Verrica supplies Licensee with drug product that meets all specifications but does not meet the mutually agreed cosmetic preferences set forth in the quality agreement (excluding cap defects) (a “Cosmetic Variance Product”), then to the extent that more than [***] percent [***] for each lot of such drug product is Cosmetic Variance Product (“Creditable Cosmetic Variance Product”), Verrica shall credit half the price paid by Licensee for such Creditable Cosmetic Variance Product against any amounts payable by Licensee to Verrica for subsequent supply of drug product.

7.3.
After Manufacturing Technology Transfer. After the completion of Manufacturing Technology Transfer, Licensee, either by itself or through its own CMOs, shall be solely responsible for the manufacture and supply of all of Licensee’s, its Affiliates’ and its and their Sublicensees’ requirements of Product or components thereof, at Licensee’s own cost and expense.
7.4.
Supply Price; Royalty Payment. The transfer price for Product supplied by or on behalf of Verrica to Licensee (a) under the Commercial Supply Agreement will be at the Transfer Price, as set forth in Section 8.4, and (b) under the Clinical Supply Agreement as separately agreed by the Parties in writing. For commercial Product manufactured by Licensee or its CMO, Licensee shall make royalty payments to Verrica in accordance with Section 8.5.”
2.9.
Section 7.8 of the Original Agreement is hereby deleted in its entirety and replaced with “Intentionally Omitted”.
2.10.
Section 7.9 of the Original Agreement are hereby amended and restated by replacing such sections with the following:

“7.9 Manufacturing Technology Transfer. Promptly after the Second Amendment Effective Date, the Parties shall coordinate the logistics of initiation and completion of a technology transfer of the process and technology that is then-used to manufacture the Product (including, for clarity, Breaking Tools) to Licensee or its CMO (the “Manufacturing Technology Transfer”), which shall be performed in accordance with a mutually agreed technology transfer plan. As part of the Manufacturing Technology Transfer, Verrica shall (a) make available to Licensee (or its designee) any and all copies of Verrica Know-How, to the extent not previously provided to Licensee, that is necessary or reasonably useful for Licensee to practice the Manufacturing License; and (b) provide Licensee (or its designee) with reasonable technical assistance (which may include reasonable access to Verrica’s technical personnel involved in the manufacture of the Product) to enable Licensee (or its designee) to manufacture the Product and components thereof. In addition, upon Licensee’s request, Verrica shall introduce Licensee to the relevant Verrica CMOs and use Commercially Reasonable Efforts to facilitate the direct discussions between Licensee and the relevant Verrica CMOs so that Licensee may be able to directly engage such CMOs to manufacture and supply the Product or components thereof. Licensee shall reimburse Verrica for both out- of-pocket cost and internal cost incurred by Verrica to provide the Manufacturing Technology Transfer. The Manufacturing Technology Transfer shall be deemed completed when Licensee (or its designee, including CMOs engaged by Licensee) is able to perform, and has in fact commenced performing, the full range of manufacturing operations required to produce the Product, including the preparation of the bulk drug product solution, the packaging of bulk solution into ampules and the assembly of the Applicators, but excluding the manufacture of the active pharmaceutical ingredient. In connection with the Manufacturing Technology Transfer, Verrica shall also cooperate and shall cause its CMOs to cooperate, with Licensee in filing necessary regulatory filings in connection with the change of manufacturing facility at Licensee’s costs and expenses. Both Parties shall use best efforts to complete the Manufacturing Technology Transfer as quickly as possible.”

2.11.
The third development milestone in the third row in the table in Section 8.2 shall be replaced with the following:

[***]	$8,000,000

2.12.
The following sentence is added to the end of Section 8.2.

“Notwithstanding anything to the contrary in this Agreement, Licensee shall pay Verrica for the First CW Milestone no later than [***] days after receipt of an invoice from Verrica, which Verrica may send on or after the Second Amendment Effective Date.”

2.13.
Section 8.4 of the Original Agreement is hereby amended and restated by replacing such article with the following:

“8.4. Transfer Price Payment. Subject to any applicable reduction set forth in Section 8.6, Licensee shall pay to Verrica a purchase price in accordance with Schedule 8.4 (the “Transfer Price”) in accordance with the payment and reporting schedule set forth therein, for Licensee’s purchase of each unit of Product or other items supplied by or on behalf of Verrica to Licensee under the Commercial Supply Agreement.”

2.14.
Section 8.5 of the Original Agreement is hereby amended and restated by replacing such section with the following:

“8.5 Royalty Payment.

(a)
Royalty Rate. During the Transfer Price Payment Term for a Product and subject to any applicable reduction set forth in Section 8.6, Licensee shall make quarterly non- refundable running royalty payments to Verrica on Net Sales of the Product manufactured by Licensee (or its own CMOs) (such Product, “Royalty Product”) at a royalty rate equal to [***].
(b)
Royalty Report and Payment. Within [***] days after the end of each Calendar Quarter during which there are Net Sales of Royalty Product in the Territory, Licensee shall prepare and send to Verrica a report (“Royalty Report”) stating: (i) the total amount of Net Sales of each Royalty Product during such Calendar Quarter, and the detailed and total deductions from gross amounts invoiced (or otherwise charged) to arrive at such Net Sales; (ii) the sales in units of each Royalty Product and gross amounts invoiced for such sales, on a Product-by-Product basis during such Calendar Quarter; (iii) the total amount of Royalty Product used as samples or as part of compassionate use, named patient use or indigent patient program (and specifying the total amount of Royalty Product used in each such way); (iv) a detailed description of the inventory of Royalty Product being held by Licensee or any Distributors at the end of each Calendar Quarter; and (v) the total amount of royalty payment for such Calendar Quarter owed by Licensee to Verrica, calculated at the applicable royalty rate set forth in Section 8.5(a) above. Verrica shall issue an invoice for the royalty payment promptly after receiving Royalty Report and, within [***] Business Days after receiving such invoice, Licensee shall pay the royalty payment to Verrica. ”
2.15.
Section 8.6 of the Original Agreement is hereby amended and restated by replacing such section with the following:

“8.6 Transfer Price and Royalty Reductions.

(a)
Third Party Licenses. Subject to the remainder of this Section 8.6 and the rights and obligation of the Parties set forth in Section 10.7, if Licensee or its Affiliate or Sublicensee (as applicable) is required to obtain one or more licenses under issued and unexpired Patents of Third Parties (excluding Sublicensees) that are necessary for the approved use, sale, offer for sale or import of a given Product in the Territory ( each a “Third Party License”), then Licensee may credit [***] percent [***] of the royalties (including upfront payments, milestone payments and other types of consideration for such Third Party License) actually paid by Licensee or such Affiliate or Sublicensee (as applicable) under such Third Party Licenses with respect to sales of such Product in the Territory in a given Calendar Quarter against the Transfer Price or royalty (as applicable) payable by Licensee to Verrica with respect to Product sold in such Calendar Quarter.
(b)
Generic. If during any Calendar Quarter during the Transfer Price Payment Term, (i) any Generic Product to a Product is sold in the Territory, then the Transfer Price or royalty rate with respect to Net Sales of such Product in the Territory (as applicable) shall be reduced by [***] percent [***] of the otherwise applicable price or rate set forth in Section 8.4(a) or Section 8.5(a), and (ii) all of the Generic Products to a Product in the aggregate have a market share of [***] percent [***] or more in the Territory in a Calendar Quarter (measured in local currency, as reported by an agreed market intelligence service), then the Transfer Price or royalty rate with respect to Net Sales of the Product in the Territory (as applicable) shall be reduced by [***] of the otherwise applicable price or rate set forth in Section 8.4(a) or Section 8.5(a).”
2.16.
Section 13.7 of the Original Agreement is hereby amended and restated by replacing such section with the following:

“Neither expiration nor termination of this Agreement relieves either Party of any obligation or liability accruing prior to such expiration or termination, nor does expiration or termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement. Without limiting the foregoing, the following provisions of this Agreement will survive the expiration or termination of this Agreement: Article 1 (Definitions), Section 2.2 (Effectiveness of Manufacturing License), Section 2.7 (Non- Compete), Section 2.8 (Grant-Back Licenses to Verrica), Section 4.9 (Records), Section 4.10(f) (Phase 3 Global Common Warts Study), Section 7.9 (Manufacturing Technology Transfer), Sections 8.4 (Transfer Price Payment), 8.5 (Royalty Payment), 8.7 (Exchange Rate; Manner and Place of Payment), 8.8 (Late Payments), 8.9 (Audits), and 8.10 (Taxes; Cooperation) (each solely to the extent pertaining to amounts becoming due or to sales made during the Term), Article 9 (Confidentiality), Section 10.1(a) (Inventions), Sections 10.2(b) (Joint Patents), 10.2(d) (Cooperation of the Parties), 10.3(a) (Notice; Procedures), 10.3(b)(ii) (Joint Patents), 10.3(c) (Cooperation), 10.3(d) (Recovery) (each solely with respect to Joint Patents), Section 11.6 (Disclaimer), Article 12 (Indemnification; Insurance; Liability Limitations), Section 13.1 (Term), Section 13.6

(Effect of Expiration or Termination), this Section 13.7 (Accrued Obligations; Survival), Article 14 (Dispute Resolution) and Article 15 (Miscellaneous).”

2.17.
Section 15.9 with respect to notices to Verrica are updated to include the following:

If to Verrica:	Verrica Pharmaceuticals Inc. 44 West Gay Street, Suite 400 West Chester, Pennsylvania 19380 United States of America Attention: Chief Legal Officer Email: [***]
With a copy to:	Verrica Pharmaceuticals Inc. 44 West Gay Street, Suite 400 West Chester, Pennsylvania 19380 United States of America Attention: ChiefExecutive Officer
With a further copy to:	Cooley LLP 500 Boylston Street Boston, Massachusetts 02116-3736 United States of America Attention: [***] Email: [***]
3.
Miscellaneous.

3.1 Full Force and Effect. Except as herein expressly amended, the Original Agreement shall remain in full force and effect and enforceable against each Party in accordance with its terms. Unless the context otherwise requires, the term “Agreement” as used in the Original Agreement shall be deemed to refer to the Original Agreement as amended hereby.

3.2 Counterparts. This Second Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. The Parties agree that execution of this Second Amendment by exchanging executed signature pages in .pdf format shall have the same legal force and effect as the exchange of original signatures.

3.3 Precedence of Schedule 8.4 Over Other Agreements. Notwithstanding anything to the contrary in the Original Agreement or any other agreement entered into solely between Verrica and the Licensee, the Parties hereby agree that, as of the Second Amendment Effective Date, in the event of any conflict or inconsistency between the terms of Schedule 8.4 attached to this Second Amendment and the terms of the Original Agreement or any such other agreement, the terms of Schedule 8.4 shall govern and control. For the avoidance of doubt, the terms of Schedule 8.4 shall supersede and replace any conflicting or inconsistent provisions in the Original Agreement or any such other agreement, with respect to the subject matter addressed in Schedule 8.4.

[Remainder of page intentionally blank.]

IN WITNESS WHEREOF, the Parties have caused their duly authorized officers to execute and deliver this Second Amendment to the Collaboration and License Agreement as of the date first written above.

VERRICA PHARMACEUTICALS INC.

By: /s/ Jayson Rieger

Name: Jayson Rieger, Ph.D., MBA

Title: President and Chief Executive Officer

TORII PHARMACEUTICAL CO., LTD.

By: /s/ Nobumasa Kondo

Name: Nobumasa Kondo

Title: Representative Director, President and Chief Executive Officer

Signature Page to Second Amendment to the Collaboration and License Agreement